Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-228467) of Altus Midstream Company and in the related Prospectus of our report dated February 28, 2019, with respect to the consolidated financial statements of Altus Midstream Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Houston, Texas
February 28, 2019